NSAR EXHIBIT 77C: Matters submitted to a vote of security holders.

A Special Meeting of the Shareholders of Pax World Money Market Fund, Inc. (the "Fund"), was held at the offices of the Pax World Management Corp., 30 Penhallow Street, Suite 400, Portsmouth, New Hampshire on September 15, 2008, at 10:00 A.M., Eastern time to approve the Plan of Liquidation and Dissolution of the Fund.

The results of the voting at the Special Meeting are as follows:
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

                                              SHARES                       % OF                 % OF
                                               VOTED                OUTSTANDING SHARES      SHARES VOTED
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For                                       80,497,585.635                  67.467%              97.020%
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Against                                      639,638.564                  0.536%                0.771%
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Abstain                                    1,832,756.130                  1.536%                2.209%
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